Exhibit 10.1
AMENDED AND RESTATED
QUOTA SHARE RETROCESSION AGREEMENT
BY AND BETWEEN
PLATINUM UNDERWRITERS BERMUDA, LTD.
and
PLATINUM UNDERWRITERS REINSURANCE, INC.
     This Amended and Restated Quota Share Retrocession Agreement (this “Agreement”), dated as of January 1, 2006, is made by and between Platinum Underwriters Bermuda, Ltd., a Bermuda-domiciled insurance company (the “Retrocessionaire”), and Platinum Underwriters Reinsurance, Inc. a Maryland-domiciled insurance company (the “Retrocedant”).
     WHEREAS, Retrocedant and Retrocessionaire entered into a Quota Share Retrocession Agreement, dated as of January 1, 2004 (the “2004 Retrocession Agreement”);
     WHEREAS, Retrocedant and Retrocessionaire amended the 2004 Retrocession Agreement pursuant to Addendum No. 2 to the Quota Share Retrocession Agreement, dated as of April 1, 2005;
     WHEREAS, Retrocedant and Retrocessionaire desire to amend the 2004 Retrocession Agreement, as amended, and to restate their rights and obligations in this Agreement.
     NOW THEREFORE, in consideration of the premises and of the mutual promises set forth herein, Retrocedant and Retrocessionaire agree as follows:
ARTICLE 1 - BUSINESS COVERED
     With respect to business classified by the Retrocedant as North American Property Catastrophe Excess of Loss and International Property Catastrophe Excess of Loss (“Catastrophe Covers”), the Retrocedant hereby obligates itself to retrocede to the Retrocessionaire and the Retrocessionaire hereby obligates itself to accept a seventy percent (70%) quota share of the reinsurance and retrocession contracts underwritten by Retrocedant on or after the Effective Date.
     With respect to Reinsurance Contracts not classified as North American Property Catastrophe Excess of Loss and International Property Catastrophe Excess of Loss (“Non Catastrophe Covers”), the Retrocedant hereby obligates itself to retrocede to the Retrocessionaire and the Retrocessionaire hereby obligates itself to accept a eighty percent (80%) quota share of the reinsurance and retrocession contracts underwritten by Retrocedant on or after the Effective.
     Catastrophe Covers and Non Catastrophe Covers may be collectively referred to herein as the “Reinsurance Contracts.”

ARTICLE 2 - COMMENCEMENT AND TERMINATION
     This Agreement shall take effect and shall apply to all Reinsurance Contracts that incept on or after 12:01 a.m. New York time, January 1, 2006 (the “Effective Date”). It shall remain continuously in force but may be terminated by either party giving at least ninety (90) days’ notice in writing to the other party.
     Upon the expiration or termination of this Agreement, the Retrocessionaire shall remain liable hereunder for it’s pro rata share of the Reinsurance Contracts until the expiration, cancellation or termination of the Retrocedant’s liabilities under the Reinsurance Contracts.
ARTICLE 3 - ORIGINAL CONDITIONS
     All retrocessions assumed under this Agreement shall be subject to the same rates, terms, conditions, waivers and interpretations, and to the same modifications and alterations, as the respective Reinsurance Contracts.
     This Agreement is solely between the Retrocedant and the Retrocessionaire, and in no instance shall any other party have any rights under this Agreement except as expressly provided otherwise in the Insolvency Article.
ARTICLE 4 - PREMIUMS
     With respect to Catastrophe Covers, the Retrocedant shall retrocede to the Retrocessionaire an amount equal to seventy (70%) of Gross Net Premium due under the Reinsurance Contracts.
     With respect to Non Catastrophe Covers, the Retrocedant shall retrocede to the Retrocessionaire an amount equal to eighty percent (80%) of the Gross Net Premium due under the Reinsurance Contracts.
     The Retrocessionnaire shall pay a ceding commission equal to the sum of (i) one hundred percent (100%) of the actual expenses incurred by Retrocedant in acquiring the respective Reinsurance Contracts, including all commissions and brokerage, and (ii) five percent (5%) of the Gross Net Premium due under the respective Reinsurance Contracts.
     For purposes of this Agreement, the term “Gross Net Premium” is the amount equal to (i) the Gross Premium ceded to Retrocedant under the respective Reinsurance Contracts less (ii) return premium paid or payable by the Retrocedant under the respective Reinsurance Contracts, and (iii) premiums paid or payable by the Retrocedant for inuring reinsurance as described in Article 7 hereof.
ARTICLE 5 - EXCLUSIONS
     The following Exclusion Clauses are attached to and form part of this Agreement:
1.	Nuclear Incident Exclusion Clause – Liability – Reinsurance- U.S.A. (BRMA 35A).

2.	Nuclear Incident Exclusion Clause – Liability – Reinsurance – Canada (BRMA 35D).

3.	Pools, Associations, and Syndicates as per Pools, Associations, and syndicate Exclusion Clause.

4.	War Risk Exclusion Clause.

5.	Insolvency Funds Exclusion Clause.

6.	Any Excess of Loss Retrocession Agreement by and between Platinum Re (UK) Limited and Platinum Underwriters Reinsurance, Inc.

7.	Reinsurance Contracts subject to certain Collateral Agreements, and which the Retrocedent has identified or will identify in Appendix 2 to this Agreement.
ARTICLE 6 -  TERRITORY
     Coverage applies within the territorial limits of the Reinsurance Contracts covered hereunder.
ARTICLE 7 -  INURING REINSURANCE
     It is understood and agreed that when the Retrocedant warrants that it is in the best interest of the Retrocedant and the Retrocessionaire, Retrocedant may purchase facultative reinsurance and/or any other treaty reinsurance. The premium for said inuring reinsurance that inures to the benefit of the Retrocessionaire will reduce the Gross Net Premium pursuant to Article 4 hereof.
     Notwithstanding the above, facultative and treaty reinsurance listed in Appendix 1 hereto shall not inure to the benefit of the Retrocessionnaire.
ARTICLE 8 -  LOSS AND LOSS EXPENSE
     With respect to Catastrophe Covers, Retrocessionaire shall be liable for seventy percent (70%) of all loss, loss adjustment expenses and other payment obligations as incurred by Retrocedant under such Reinsurance Contracts on and after the Effective Date net of all salvages and recoveries under inuring reinsurance.
     With respect to Non Catastrophe Covers, Retrocessionaire shall be liable for eighty percent (80%) of all loss, loss adjustment expenses and other payment obligations as incurred by Retrocedant under such Reinsurance Contracts on and after the Effective Date net of all salvages and recoveries under inuring reinsurance.
     Notwithstanding the aforementioned, the Retrocessionaire’s loss from any single Property Catastrophe Occurrence shall be subject to a per occurrence limit equal to $180,000,000. The parties agree that this limit is applied to the loss assumed, net of any inuring reinsurance.
     For purposes of this Agreement, Property Catastrophe Occurrence shall mean each and every loss or series of losses arising out of any one event. However, the duration and extent of any “loss occurrence” so defined shall be limited to (i) 72 consecutive hours as regards a hurricane, a typhoon, windstorm, rainstorm, hailstorm and/or tornado; (ii) 72 consecutive hours and within the limits of one City, Town or Village as regards riots, civil commotions and malicious damage; or (iii) 168 consecutive hours for any other catastrophe of whatsoever nature.
     No individual loss from whatever insured peril, which occurs outside these periods or areas, shall be included in that “loss occurrence”. The Retrocedant may choose the date and time when any such period of consecutive hours commences and if any event is of greater duration than the above periods, the Retrocedant may divide that event into two or more “loss occurrences”, provided no two periods overlap and provided no period commences earlier than the date and time of the happening of the first recorded individual loss to the Retrocedant in that event.

ARTICLE 9 -  EXTRA CONTRACTUAL OBLIGATIONS
     This Agreement shall protect the Retrocedant and any original reinsured, within the limits hereof, where the loss includes any Extra Contractual Obligations. The term “Extra Contractual Obligations” is defined as those liabilities not covered under any other provision of this Agreement and which arise from the handling of any claim on business covered hereunder, such liabilities arising because of, but not limited to, the following: failure by any original reinsured to settle within the policy limit, or by reason of alleged or actual negligence, fraud, or bad faith in rejecting an offer of settlement or in the preparation of the defense or in the trial of any action against its insured or reinsured or in the preparation or prosecution of an appeal consequent upon such action.
     The date on which any Extra Contractual Obligation is incurred by any original reinsured shall be deemed, in all circumstances, to be the date of the original disaster and/or casualty.
     However, this Article shall not apply where the loss has been incurred due (i) solely to the acts, or failure to act, of the Retrocedant in handling its claims or (ii) to fraud by a member of the Board of Directors or a corporate officer of any original reinsured acting individually or collectively or in collusion with any individual or corporation or any other organization or party involved in the presentation, defense or settlement of any claim covered hereunder.
ARTICLE 10 - EXCESS OF ORIGINAL POLICY LIMITS
     This Agreement shall protect the Retrocedant and any original reinsured, within the limits hereof, in connection with loss in excess of the limit of its original policy, such loss in excess of the limit having been incurred because of failure of the original reinsured to settle within the policy limit or by reason of alleged or actual negligence, fraud, or bad faith in rejecting an offer of settlement or in the preparation of the defense or in the trial of any action against its insured or reinsured or in the preparation or prosecution of an appeal consequent upon such action.
     However, this Article shall not apply where the loss has been incurred due (i) solely to the acts, or failure to act, of the Retrocedant in handling its claims or (ii) to fraud by a member of the Board of Directors or a corporate officer of the original reinsured acting individually or collectively or in collusion with any individual or corporation or any other organization or party involved in the presentation, defense or settlement of any claim covered hereunder.
     For the purpose of this Article, the word “loss” shall mean any amounts for which the original reinsured or Retrocedant would have been contractually liable to pay had it not been for the limit of the original policy.
ARTICLE 11 — ADMINISTRATION OF REINSURANCE CONTRACTS
          SECTION 11.01 Administration. The parties agree that, as of the Effective Date, Retrocedant shall have the sole authority to administer the Reinsurance Contracts in all respects, which authority shall include, but not be limited to, authority to bill for and collect premiums, adjust all claims and handle all disputes thereunder and to effect any and all amendments, commutations and cancellations of the Reinsurance Contracts. Retrocedant shall not settle any claims, waive any right, defense, setoff or counterclaim relating to the Reinsurance Contracts with respect to amounts in excess of $5 million or make any ex gratia payments in each case without the prior written consent of Retrocessionaire, which consent shall not be unreasonably withheld or delayed.

          SECTION 11.02 Reporting and Regulatory Matters. Each party shall provide the notices and filings required to be made by it to state regulatory authorities as a result of this Agreement. Notwithstanding the foregoing, each party shall provide to the other party any information in its possession regarding the Reinsurance Contracts as reasonably required by the other party to make such filings and in a form as agreed to by the parties.
          SECTION 11.03 Duty to Cooperate. Upon the terms and subject to the conditions and other agreements set forth herein, each party agrees to use its commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other party in doing, all things necessary or advisable to perform the transactions contemplated by this Agreement.
ARTICLE 12 — FOLLOW THE FORTUNES
     It is the intent of this Agreement that the Retrocessionaire shall in every case in which this Agreement applies and in the proportions specified herein, “follow the fortunes” of the Retrocedant in respect of risks the Retrocessionaire has accepted under this Agreement.
ARTICLE 13 — REPORTS AND REMITTANCES
     Within thirty (30) days after the close of each month, the Retrocedant will furnish the Retrocessionaire with a report summarizing the written premium ceded less return premium, allowances, commission, premiums for inuring reinsurance, losses paid, loss adjustment expense paid, monies recovered, and net balance due either party. In addition, the Retrocedant will furnish the Retrocessionaire a monthly statement showing the unearned premium, the total reserves for outstanding losses including loss adjustment expense, a breakdown for paid and outstanding catastrophe losses and loss adjustment expenses, and such other information as may be required by the Retrocessionaire for completion of its statutory financial statements and other filings.
     The net balance will be paid within forty-five (45) days after the close of the respective month. Any such amounts payable to the Retrocessionaire shall be paid into a trust account established under Article 23 hereof, if such trust account has been established. Should payment due from the Retrocessionaire exceed $5 million as respects any one loss, the Retrocedant may give the Retrocessionaire notice of payment made or its intention to make payment on a certain date. If the Retrocedant has paid the loss, payment will be made by the Retrocessionaire immediately. If the Retrocedant intends to pay the loss by a certain date and has submitted a satisfactory proof of loss or similar document, payment will be due from the Retrocessionaire twenty-four (24) hours prior to the date, provided the Retrocessionaire has a period of seven (7) days after receipt of said notice to dispatch the payment. Cash loss amounts specifically remitted by the Retrocessionaire as set forth herein will be credited to its next monthly account.
     ARTICLE 14 — CURRENCY
     For purposes of this Agreement, where the Retrocedant receives premiums or pays losses in currencies other than United States dollars, such premiums or losses shall be converted into United States dollars at the actual rates of exchange at which these premiums or losses are entered in the Retrocedant’s books.

ARTICLE 15 — ACCESS TO RECORDS
     The Retrocedant shall place at the disposal of the Retrocessionaire at all reasonable times, and the Retrocessionaire shall have the right to inspect through its designated representatives, during the term of this Agreement and thereafter, all books, records and papers of the Retrocedant in connection with any reinsurance hereunder, or the subject matter hereof.
     The Retrocessionaire, except with the express prior written consent of the Retrocedant, shall not directly or indirectly, communicate, disclose or divulge to any third party, any knowledge or information that may be acquired either directly or indirectly as a result of the inspection of the Retrocedant’s books, records and papers. The restrictions as outlined in this Article shall not apply to communication or disclosures that the Retrocessionaire is required to make to its statutory auditors, retrocessionaires, legal counsel, arbitrators involved in any arbitration procedures under this Agreement or disclosures required upon subpoena or other duly-issued order of a court or other governmental agency or regulatory authority.
ARTICLE 16 — ARBITRATION
          SECTION 16.01 As a condition precedent to any right of action under this Agreement, any dispute or difference between the parties hereto relating to the formation, interpretation, or performance of this Agreement, or any transaction under this Agreement, whether arising before or after termination, shall be submitted for decision to a panel of three arbitrators (the “Panel”) at the offices of Judicial Arbitration and Mediation Services, Inc. in accordance with the Streamlined Arbitration Rules and Procedures of Judicial Arbitration and Mediation Services, Inc.
          SECTION 16.02 The party demanding arbitration shall do so by written notice to the responding party. Retrocessionaire hereby appoints its Chief Operating Officer as its agent to receive any arbitration demand hereunder and Retrocedant hereby appoints its General Counsel as its agent to receive any arbitration demand hereunder. The arbitration demand shall state the issues to be resolved and shall name the arbitrator appointed by the demanding party.
          SECTION 16.03 Within thirty (30) days of receipt of the demand for arbitration, the responding party shall notify the demanding party of any additional issues to be resolved in the arbitration and the name of the responding party’s appointed arbitrator. If the responding party refuses or neglects to appoint an arbitrator within thirty (30) days following receipt of the written arbitration demand, then the demanding party may appoint the second arbitrator but only after providing ten (10) days’ written notice of its intention to do so, and only if such other party has failed to appoint the second arbitrator within such ten (10) day period.
          SECTION 16.04 The two arbitrators shall, before instituting the hearing, select an impartial arbitrator who shall act as the umpire and preside over the hearing. If the two arbitrators fail to agree on the selection of a third arbitrator within thirty (30) days after notification of the appointment of the second arbitrator, the selection of the umpire shall be made by the American Arbitration Association. Upon resignation or death of any member of the Panel, a replacement will be appointed in the same fashion as the resigning or deceased member was appointed. All arbitrators shall be active or former officers of property/casualty insurance or reinsurance companies, or Lloyd’s underwriters, and shall be disinterested in the outcome of the arbitration.
          SECTION 16.05 Within thirty (30) days after notice of appointment of all arbitrators, the Panel shall meet and determine timely periods for briefs, discovery procedures and schedules for hearings. The Panel shall have the power to determine all procedural rules for the holding of arbitration, including, but not limited to, the inspection of documents, examination of witnesses and any other matter relating to the conduct of the arbitration. The Panel shall interpret this Agreement as an honorable engagement and not as merely a legal obligation and shall make its decision considering the custom and practice of the applicable insurance and reinsurance business. The Panel shall be relieved of all judicial formalities and may abstain from following the strict rules of law. The decision of any two arbitrators shall be binding and final. The Panel shall render its decision in writing within sixty (60) days following the termination of the hearing. Judgment upon the award may be entered in any court of competent jurisdiction.
          SECTION 16.06 Each party shall bear the expense of its own arbitrator and shall share equally with the other party the expense of the umpire and of the arbitration.
          SECTION 16.07 Arbitration hereunder shall take place in New York, New York unless the parties agree otherwise.
          SECTION 16.08 The parties hereto hereby expressly (i) submit to the jurisdiction of the Panel, (ii) agree to comply with all requirements necessary to give the Panel jurisdiction and (iii) agree to abide by the final decision of the Panel.
          SECTION 16.09 This Article 16 shall survive termination of this Agreement.
ARTICLE 17 — INSOLVENCY
     In the event of the insolvency of the Retrocedant, this reinsurance shall be payable directly to the Retrocedant, or to its liquidator, receiver, conservator or statutory successor on the basis of reported claims allowed against the insolvent Retrocedant by any court in a liquidation proceeding, without diminution because of the insolvency of the Retrocedant or because the liquidator, receiver, conservator or statutory successor of the Retrocedant has failed to pay all or a portion of any claim.
     It is agreed, however, that the liquidator, receiver, conservator or statutory successor of the Retrocedant shall give written notice to the Retrocessionaire of the pendency of a claim against the Retrocedant indicating the Reinsurance Contract reinsured, which claim would involve a possible liability on the part of the Retrocessionaire within a reasonable time after such claim is filed in the conservation or liquidation proceeding or in the receivership, and that during the pendency of such claim, the Retrocessionaire may investigate such claim and interpose, at its own expense, in the proceeding where such claim is to be adjudicated any defense or defenses that it may deem available to the Retrocedant or its liquidator, receiver, conservator or statutory successor. The expense thus incurred by the Retrocessionaire shall be chargeable, subject to the approval of the court, against the Retrocedant as part of the expense of conservation or liquidation to the extent of a pro rata share of the benefit which may accrue to the Retrocedant solely as a result of the defense undertaken by the Retrocessionaire.
     As to all reinsurance made, ceded, renewed or otherwise becoming effective under this Agreement, the reinsurance shall be payable as set forth above by the Retrocessionaire to the Retrocedant or to its liquidator, receiver, conservator or statutory successor, except (1) where the Reinsurance Contracts specifically provide another payee in the event of the insolvency of the Retrocedant, or (2) where the Retrocessionaire with the consent of the insured or reinsureds, has assumed such Reinsurance Contract obligations of the Retrocedant as direct obligations of the Retrocessionaire to the payees under such Reinsurance Contracts and in substitution for the obligations of the Retrocedant to such payees.

ARTICLE 18 — OFFSET
     The Retrocedant and the Retrocessionaire shall have the right to offset any balance or amounts due from one party to the other under the terms of this Agreement. The party asserting the right of offset may exercise such right at any time whether the balances due are on account of premiums, losses or otherwise.
ARTICLE 19 — SALVAGE AND SUBROGATION
     The Retrocessionaire will be credited with its share of salvage and/or subrogation in respect of claims and settlements under this Agreement, less its share of recovery expense. Should the Retrocedant refuse or neglect to enforce its right of salvage and/or subrogation, the Retrocessionaire is hereby empowered and authorized to institute appropriate action in the name of the Retrocedant.
ARTICLE 20 — FEDERAL EXCISE TAX
     The Retrocessionaire will allow for the purpose of paying Federal Excise Tax a deduction, from the premium payable to the Retrocessionaire hereunder, of an amount equal to the applicable percentage of such premium representing the Federal Excise Tax (as imposed under Section 4371 of the Internal Revenue Service Code) to the extent such premium is subject to such tax. In the event of any return of premium, the Retrocessionaire will deduct the aforesaid percentage from the return premium payable hereunder and the Retrocedant or its agent will recover such tax from the United States Government. In all other instances, if the Retrocedant should recover any portion of a Federal Excise Tax that was withheld from the premium paid to the Retrocessionaire, such recovered amount shall be paid promptly to the Retrocessionaire.
ARTICLE 21 — SERVICE OF SUIT
     In the event the Retrocessionaire fails to pay any amount claimed due hereunder, the Retrocessionaire, at the request of the Retrocedant, will submit to the jurisdiction of a court of competent jurisdiction within the United States and will comply with all requirements necessary to give that court jurisdiction. Nothing in this Article constitutes, or should be understood to constitute, a waiver of the Retrocessionarie’s right to commence an action in any court of competent jurisdiction in the United States, to remove an action to the United States District Court, or to seek a transfer of a case to another court as permitted by the laws of the United States or of any state in the United States. Service of process in such suit may be made upon Dewey Ballantine LLP, New York, New York. In any suit instituted against it upon this Agreement, Retrocessionaire will abide by the final decision of such court or of any appellate court in the event of an appeal.
     The above named are authorized and directed to accept service of process on behalf of the Retrocessionaire in any such suit and/or upon the request of the Retrocedant to give a written undertaking to the Retrocedant that they will enter a general appearance upon the Retrocessionaire’s behalf in the event such a suit is instituted.
     Further, pursuant to any statute of any state, territory, or district of the Untied States that makes provision therefor, the Retrocessionaire hereby designates the Superintendent, Commissioner, or Director of Insurance or other officer specified for that purpose in the statute (or his successor or successors in office) as its true and lawful attorney upon whom may be served any lawful process in any action, suit, or proceeding instituted by or on behalf of the Retrocedant or any beneficiary hereunder arising out of this Agreement, and hereby designates the above named as the person to which the said officer is authorized to mail such process or a true copy thereof.

ARTICLE 22 — ERRORS AND OMISSIONS
     Any inadvertent delay, omission, error or failure made in connection with this Agreement shall not relieve either party hereto from any liability which would attach hereunder if such delay, omission, error or failure had not been made, provided such delay, omission, error or failure is rectified as soon as reasonably practicable after discovery.
ARTICLE 23 — SECURITY
     If Retrocessionaire is not licensed, or an accredited reinsurer in the State of Maryland, Retrocessionaire shall establish and maintain a funds withheld account, trust fund or other form of security for the benefit of Retrocedant as security for the obligations of Retrocessionaire under this Agreement. The funds withheld account, trust fund or other form of security shall be in a form reasonably satisfactory to Retrocedant and shall comply with the requirements under Maryland Insurance Law applicable to trust funds, funds withheld accounts, or other forms of security established for credit for reinsurance purposes.
ARTICLE 24 — MISCELLANEOUS PROVISIONS
          SECTION 24.01 Severability. If any term or provision of this Agreement shall be held void, illegal, or unenforceable, the validity of the remaining portions or provisions shall not be affected thereby.
          SECTION 24.02 Successors and Assigns. This Agreement may not be assigned by either party without the prior written consent of the other. The provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties hereto and their respective successors and assigns as permitted herein.
          SECTION 24.03 Execution in Counterparts. This Agreement may be executed by the parties hereto in any number of counterparts and by each of the parties hereto in separate counterparts, each of which counterparts, when so executed and delivered, shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument.
          SECTION 24.04 Headings. Headings used herein are not a part of this Agreement and shall not affect the terms hereof.
          SECTION 24.05 Amendments; Entire Agreement. This Agreement may be amended only by written agreement of the parties. This Agreement supersedes all prior discussions and written and oral agreements and constitutes the sole and entire agreement between the parties with respect to the subject matter hereof.
          SECTION 24.06 Negotiated Agreement. This Agreement has been negotiated at arm’s-length, and the fact that the initial and final drafts will have been prepared by either party will not give rise to any presumption for or against any party to this Agreement or be used in any respect or forum in the construction or interpretation of this Agreement or any of its provisions.
          SECTION 24.07 Governing Law. This Agreement shall be governed by the laws of the State of New York without giving effect to any choice or conflict of laws provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized representatives as of the date set forth below.

Platinum Underwriters Bermuda, Ltd.

By:	/s/ Francois Bertrand

Name: Francois Bertrand
Title: Senior Vice President
Date: April 3, 2006

Platinum Underwriters Reinsurance, Inc.

By :	/s/ Edward F. Torres

Name: Edward F. Torres
Title: Senior Vice President
Date: April 6, 2006

Appendix 1:  List of facultative and treaty reinsurance that do not inure to the benefit of the Retrocessionnaire
Arrow Re Quota Share Agreement
Appendix 2:  List of Reinsurance Contracts subject to Collateral Agreements

Appendix 2
List of Reinsurance Contracts subject to Collateral Agreements

Contract	Effective	Expiration
Number	Date	Date	Treaty Title	Company Name	Premium
00003411000	01-Jan-06	31-Dec-06	Prof. Liab 2nd XOL	XL Insurance (Bermuda) Ltd.	2,082,329
00200954900	01-Jan-06	31-Dec-06	Aviation General QS	XL Re Ltd.	899,986
00200423700	01-Jan-06	31-Dec-06	Gen Avn Occ XL	XL Reinsurance America Inc.	350,000
00200699600	01-Jan-06	31-Dec-06	Gen Avn Risk XL	XL Reinsurance America Inc.	300,000
00004296700	01-Jan-06	31-Dec-06	Risk Fac 3rd Excess	XL Reinsurance America Inc.	200,000
00004296800	01-Jan-06	31-Dec-06	Risk Fac 4th Excess	XL Reinsurance America Inc.	85,000
00200407600	01-Jan-06	31-Dec-06	Global Energy	Zurich Intern (Bermuda) Ltd	9,000,000